EXHIBIT 21.1

SUBSIDIARIES OF COMMERCIAL VEHICLE GROUP, INC.

	Entity	Jurisdiction

1.	Trim Systems, Inc.	Delaware

2.	Trim Systems Operating Corp.	Delaware

3.	CVG International Holdings, Inc.	Barbados

4.	CVG Vehicle Components (Shanghai) Co., Ltd.	China

5.	CVS Holdings Limited	United Kingdom

6.	KAB Seating AB	Sweden

7.	KAB Seating Pty. Ltd.	Australia

8.	KAB Seating SA	Belgium

9.	National Seating Company	Delaware

10.	KAB Seating Limited	United Kingdom

11.	CVS Holdings, Inc.	Delaware

12.	Sprague Devices, Inc.	Delaware

13.	CVG Management Corporation	Delaware

14.	CVG Logistics, LLC	Delaware

15.	Mayflower Vehicle Systems, LLC	Delaware

16.	T.S. Mexico, S. de R. L. de C.V.	Mexico

17.	Monona Corporation	Delaware

18.	Monona Wire Corporation	Iowa

19.	Monona (Mexico) Holdings LLC	Illinois

20.	MWC de Mexico, S. de R.L. de C.V.	Mexico

21.	EMD Servicios, S.A. de C.V.	Mexico

22.	Cabarrus Plastics, Inc.	North Carolina

23.	CVG European Holdings, LLC	Delaware

24.	CVG International GP	Bermuda

25.	C.I.E.B. Kahovec, spol. s.r.o.	Czech Republic

26.	CVG Global s.a.r.l.	Luxembourg

27.	CVG Czech I s.r.o.	Czech Republic

28.	PEKM Kabeltechnik s.r.o.	Czech Republic

29.	CVG Ukraine LLC	Ukraine

30.	CVG Oregon, LLC	Delaware

31.	CVG CS LLC	Delaware

32.	Comercial Vehicle Group Mexico, S. de R.L. de C.V.	Mexico

33.	CVG AR LLC	Delaware

34.	CVG Alabama, LLC	Delaware

35.	CVG Vehicle Components (Beijing) Co., Ltd.	China

36.	CVG Seating (India) Private Limited	India